ITEM 1 -- ELECTION OF DIRECTORS
THE BOARD AND ITS COMMITTEES
CORPORATE GOVERNANCE
STOCK OWNERSHIP
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
ITEM 2 -- PROPOSAL TO AMEND THE 1997 STOCK OPTION PLAN
ITEM 3 -- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
ITEM 4 -- STOCKHOLDER PROPOSAL
OTHER INFORMATION

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DANA CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DANA CORPORATION

P.O. Box 1000
Toledo, Ohio 43697

Notice of Annual Meeting of Stockholders

To be held on April 4, 2001

       The Annual Meeting of Stockholders of Dana Corporation (“Dana” or the “Company”), a Virginia corporation, will be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 4, 2001, at 10:00 A.M. (local time), for the following purposes:

1.	To elect a Board of Directors consisting of nine members.

2.	To approve an amendment to the Dana Corporation 1997 Stock Option Plan that is described in the attached Proxy Statement.

3.	To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for 2001.

4.	If properly presented, to consider a stockholder proposal concerning the CERES Principles for Public Environmental Accountability.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

      The Company’s Board of Directors has fixed February 16, 2001 as the record date for the Annual Meeting. Holders of record of the Company’s common stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The stock transfer books will not be closed.

      Copies of Dana’s Annual Report for the fiscal year ended December 31, 2000, either accompany this Notice of Meeting and Proxy Statement or have been mailed previously to the Company’s stockholders.

      Your vote is important. Please read the Proxy Statement and the voting instructions on the enclosed proxy and then, whether or not you intend to attend the Annual Meeting in person, and no matter how many shares you own, please complete and promptly return your proxy in the envelope provided. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. If you are a stockholder of record, you may also authorize the individuals named on the enclosed proxy to vote your shares by calling a specially designated telephone number (Toll Free (800) 840-1208). The telephone voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for stockholders of record who wish to use telephone voting procedures are set forth on the enclosed proxy. You may revoke your proxy at any time before the vote is taken by (a) delivering to the Secretary of Dana a written revocation or a proxy with a later date (including a proxy by telephone) or (b) voting your shares in person at the Annual Meeting.

By Order of the Board of Directors,

Michael L. DeBacker
Secretary

March 2, 2001

DANA CORPORATION

P.O. Box 1000
Toledo, Ohio 43697

PROXY STATEMENT

for
Annual Meeting of Stockholders
To be held on April 4, 2001

       This Proxy Statement is furnished by the Board of Directors (the “Board”) of Dana Corporation (“Dana” or the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 4, 2001, at 10:00 A.M. (local time), and at any and all adjournments or postponements thereof.

      Holders of record of Dana’s common stock, par value $1 per share (“Common Stock”), at the close of business on February 16, 2001, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. There were 147,926,157 shares of Common Stock outstanding at the close of business on that date.

      Each stockholder is entitled to one vote per share held on all matters to be voted on. Any stockholder who delivers a written proxy or who votes by phone may revoke that vote by giving written notice to the Company’s Secretary at any time prior to its use, by submitting a later dated written proxy or a later dated phone vote, or by voting in person at the Annual Meeting. This Proxy Statement and the enclosed proxy were first sent to stockholders on March 2, 2001.

ITEM 1 — ELECTION OF DIRECTORS

      A Board of Directors consisting of nine members will be elected at the Annual Meeting, to hold office until the next Annual Meeting of Stockholders or until their successors are elected. The Board recommends that stockholders vote FOR the following nominees, each of whom is currently serving as a director of Dana.

      The following information was furnished to the Company by the nominees.

Nominee	Principal Occupation and Business Experience in Past 5 Years

Benjamin F. Bailar Age 66	Dean and Professor of Administration Emeritus, Jesse H. Jones Graduate School of Administration, Rice University, 1987-1997. Director of Dana since 1980. Also a director of Smith International, Inc. and Trico Marine Services, Inc.

A. Charles Baillie Age 61	Chairman and Chief Executive Officer of The Toronto-Dominion Bank since 1997 and President since 1995. Director of Dana since 1998. Also a director of Texaco, Inc. and TD Waterhouse Group, Inc.

Edmund M. Carpenter Age 59	President and Chief Executive Officer of the Barnes Group (a diversified international company that serves a range of industrial and transportation markets) since 1998. Senior Managing Director of Clayton, Dubilier & Rice (a private equity firm specializing in management buyouts), 1996-1998. Director of Dana since 1991. Also a director of Campbell Soup Company and Texaco, Inc.

Nominee	Principal Occupation and Business Experience in Past 5 Years

Eric Clark Age 66	Former Director of BICC plc (a United Kingdom company serving the international market for infrastructure development), 1985-1996, and Chairman and Managing Director of BICC Cables Limited, 1986-1996. Director of Dana since 1994, and a member of the Dana Europe Advisory Board from 1991-1999.

Glen H. Hiner Age 66	Chairman and Chief Executive Officer of Owens Corning (a manufacturer of advanced glass and composite materials) since 1992. In October 2000, Owens Corning filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. Director of Dana since 1993. Also a director of Prudential Insurance Company of America and Kohler Company.

Joseph M. Magliochetti Age 58	Chairman of the Board of Dana since April 5, 2000. Chief Executive Officer of Dana since February 1999, President of Dana since January 1996, Chief Operating Officer of Dana since 1997, and a Director of Dana since 1996, having served the Company in various capacities since 1966. Also a director of BellSouth Corporation, Spicer S.A. de C.V. (Mexico), and Metalcon C.A. (Venezuela).

Marilyn R. Marks Age 48	Chairman of the Board of Dorsey Trailers, Inc. (a manufacturer of truck trailers) since 1987. Chief Executive Officer of Dorsey Trailers from 1987 to December 1999. Chairman and Chief Executive Officer of TruckBay.com, Inc. (an internet source for goods and services serving the trucking industry) from December 1999 to December 2000. In December 2000, Dorsey Trailers, Inc. filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. Director of Dana since 1994. Also a director of the Eastman Chemical Company.

Richard B. Priory Age 54	Chairman, President and Chief Executive Officer of Duke Energy Corporation (a supplier of energy and related services) since 1997. President and Chief Operating Officer of Duke Power Company, 1994-1997. Director of Dana since 1996. Also a director of the J. A. Jones Applied Research Company, U.S. Airways, Inc., and Duke Fluor Daniel Company.

Fernando M. Senderos Age 50	Chairman of the Board and Chief Executive Officer of DESC, S.A. de C.V. (“DESC”) since 1989. DESC is a large Mexican diversified holding company engaged in five principal lines of business (automotive parts, petrochemicals, diversified products, food and real estate). Director of Dana since 2000. Chairman of the Board of the following wholly-owned subsidiaries of DESC: Unik, S.A. de C.V. since 1991, Girsa, S.A. de C.V. since 1989, and Dine, S.A. de C.V. since 1981. Mr. Senderos is also a director of Industrias Penoles, S.A. de C.V. (a Mexican-natural resources industrial group), Televisa, S.A. de C.V. (a Spanish language entertainment business), Telefonos de Mexico, S.A. de C.V. (a business providing telephone and internet access services throughout Mexico), Kimberly Clark de Mexico, S.A. de C.V. (a manufacturer and distributor of consumer, industrial, and institutional hygiene products), and Alfa, S.A. de C.V. (through subsidiaries, it operates petrochemical, steel, synthetic fiber, food, autoparts, and telecommunications businesses).

      The Board of Directors unanimously recommends a vote “FOR” all of the foregoing director-nominees. Under Virginia law, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at the Annual Meeting, assuming a quorum of at least a majority of the number of shares of Common Stock outstanding is present. In determining a quorum, shares that are voted on any matter presented for vote will be counted. In determining the number of votes cast FOR any director-nominee, votes that are withheld will not be counted. Under New York Stock Exchange rules, the election of directors is a “routine” item and brokers may vote the shares they hold on behalf of the beneficial owners (“Broker Shares”) with respect to this item without instructions from the beneficial owners. Therefore, there will be no “broker nonvotes” on this item.

THE BOARD AND ITS COMMITTEES

Board Meetings

      The Board held 5 meetings in 2000. All incumbent directors attended at least 75% of the combined number of meetings of the Board and the Committees on which they served in 2000.

Committees

      The Advisory Committee advises the Chairman and the Board on the selection and compensation of directors; on matters relating to Board and Committee structure, meetings, agenda, and schedules; and with respect to the selection and retention of elected officers and management succession planning. The Committee functions as the Board’s nominating committee for directors and will consider written nominations from stockholders submitted in accordance with Article III, Section 3.3 of Dana’s By-Laws and delivered to the Company’s Secretary not less than 90 days before the anniversary date of the prior year’s annual meeting. When the Board is not in session, the Advisory Committee may be convened by the Chairman of the Board to serve as an “executive committee” of the Board. The current members of the Committee are Messrs. Bailar (Chairman), Carpenter, Clark, Hiner and Ms. Marks. The Committee met once in 2000.

      The Audit Committee periodically meets with Dana’s financial and accounting management and independent auditors and accountants to review Dana’s audit plans, financial reporting, internal controls and significant issues relating to Dana’s contingent liabilities, taxes, and insurance programs. The Committee provides oversight for Dana’s audit programs, and makes recommendations to the Board regarding the selection and retention of the independent auditors. The members of the Committee meet the independence and experience requirements of the New York Stock Exchange. The Committee acts under a written charter first adopted and approved by the Board in April 2000, a copy of which is attached to this Proxy Statement as Exhibit A. The current members of the Committee are Messrs. Hiner (Chairman), Bailar, Clark, and Priory. The Committee met three times in 2000.

      The Compensation Committee recommends compensation programs for Dana’s executive officers and reviews the Company’s compensation plans for other management personnel. The Committee approves salaries for the executive officers and determines or reviews cash and non-cash compensation awarded or granted under Dana’s Additional Compensation Plan, 1997 Stock Option Plan and 1999 Restricted Stock Plan. No member of the Compensation Committee may be an employee of Dana. The current members of the Committee are Messrs. Priory (Chairman), Baillie, Carpenter, Clark, and Hiner. The Committee met three times in 2000.

      The Finance Committee reviews Dana’s long-range worldwide needs for capital and the Company’s financial condition, and approves courses of action to assure Dana’s continued liquidity. The Committee also reviews acquisitions and other major corporate expenditures and Dana’s fixed capital and working capital positions. The current members of the Committee are Messrs. Magliochetti (Chairman), Bailar, Baillie, Carpenter, Clark, Hiner, Priory, Senderos, and Ms. Marks. The Committee met five times in 2000.

      The Funds Committee reviews the allocation of assets and the performance of the investment managers for the Company’s pension and other employee benefit funds to assure compliance with applicable funds management rules and regulations. The current members of the Committee are Messrs. Carpenter (Chairman), Baillie, Magliochetti, Senderos, and Ms. Marks. The Committee met twice in 2000.

Compensation

      Non-employee directors are paid the following fees for their services, in addition to reimbursement for expenses incurred: a $30,000 annual stipend for service on the Board, a $2,500 annual stipend for service on each Committee ($5,000 for Committee Chairmen), a fee of $1,000 for each Board or Committee meeting attended, and a fee of $1,000 per half day for any special services performed at the request of the Chairman of the Board. Management believes that the shareholders benefit if the directors are fully informed about the activities of the Corporation. Consequently, directors are encouraged to attend all Committee meetings (whether or not they are a member of the Committee in question) and they are paid a fee for all Committee meetings attended.

      Non-employee directors may elect to defer payment of the foregoing fees under the Company’s Director Deferred Fee Plan. In addition, each non-employee director is entitled to receive an annual credit of 300 deferred Stock Units under the Plan, in lieu of accruals under a Directors Retirement Plan that was terminated in 1996. Deferred fees may be credited to a Stock Account or an Interest Equivalent Account or both. Units are credited to a Stock Account based upon the amount of fees deferred and the market price of Dana’s Common Stock. Whenever cash dividends are paid on Dana’s Common Stock, each Stock Account is credited with additional units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For those directors who have elected to participate in this Plan and to defer payment into a Stock Account, the number of Units in the director’s Stock Account as of December 31, 2000 is shown in the table that appears under the caption, “Stock Ownership.” The value of the Stock Account Units at the time of distribution will be based on the market value of the Common Stock at that time. Interest Equivalent Accounts accrue interest quarterly at the rate for prime commercial loans. Distribution of the deferred fees, whether held in a Stock Account or an Interest Equivalent Account, is made in cash, Dana stock or a combination of cash and stock, in a lump sum or annual installments, to be determined at the time the director retires, dies or terminates service with Dana. Directors may, during the 5-year period following retirement or termination of service as a director, elect to convert all or any percentage (or dollar amount) of the Units credited to their Stock Account into an equivalent dollar balance in their Interest Equivalent Account. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

      All non-employee directors also participate in the Company’s stockholder-approved 1998 Directors’ Stock Option Plan. This Plan provides for the automatic grant of options for 3,000 shares of Common Stock to each non-employee director annually on the date of the Board’s organizational meeting which is held after the Annual Meeting of Stockholders. Options are priced at the fair market value of the Common Stock on the date of grant and have a term of 10 years, except in the case of the director’s earlier death or retirement, when they become exercisable within specified periods following the date of such event.

CORPORATE GOVERNANCE

      The Advisory Committee uses a formal system to evaluate each director in its process of nomination of the slate of nominees submitted to the stockholders for a vote at the Annual Meeting of Stockholders. The evaluation process provides feedback to the individual directors and to the Board as a whole with respect to the strengths of the Board and areas identified for possible improvement.

STOCK OWNERSHIP

Dana Common Stock

      The following table presents the beneficial ownership of the only persons known by the Company to beneficially own more than 5% of its Common Stock, based upon a statement on the most recent Schedule 13G filed by each such person with the Securities and Exchange Commission. Alliance Capital Management, L.P. reported that it was the owner of 19,902,025 of the Company’s shares, with sole dispositive power as to 19,902,025 of such shares, sole power to vote (or direct the vote) as to 11,327,085 such shares, and with shared power to vote (or to direct the vote) as to 1,646,670 such shares. (Alliance Capital Management, L.P. is majority owned by AXA Financial, Inc. In turn, AXA Financial, Inc. is majority owned by AXA, which is controlled by four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Courtage Assurance Mutuelle, as a group). Capital Research and Management Company reported that it was the owner of 12,654,900 of the Company’s shares, with sole dispositive power and no voting power for such shares. Dodge & Cox reported that it was the owner of 9,391,433 of the Company’s shares, with sole dispositive power as to 9,391,433 of such shares, sole power to vote (or direct the vote) as to 8,700,283 such shares, and with shared power to vote (or to direct the vote) as to 88,400 such shares.

Name and Address of	Shares	Percent
Beneficial Owner	Beneficially Owned	of Class

Alliance Capital Management, L.P. 1345 Avenue of the Americas New York, New York 10105	19,902,025	13.5%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	12,654,900	8.6%
Dodge & Cox One Sansome St., 35th Floor San Francisco, CA 94104	9,391,433	6.3%

      The following table shows shares of Dana Common Stock and Units with a value tied to the Common Stock that were beneficially owned on December 31, 2000, by the Company’s directors, director-nominees, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. At that date, the group beneficially owned approximately 1.4%, and each person beneficially owned less than 1%, of the outstanding Common Stock. All reported shares were beneficially owned directly except as follows: Mr. Bailar indirectly owned 2,100 shares that were held in a retirement plan account and 900 shares that were held in a trust for which he and his spouse were co-trustees; Ms. Marks indirectly owned 4,000 shares that were held in trusts for which she was a trustee; and Mr. Strobel indirectly owned 300 shares that were held by his daughter.

	Stock Ownership,
	Including Restricted	Units Representing
	Stock and Exercisable	Deferred	Percent of
Beneficial Owner	Options (1)	Compensation (2)	Class

Benjamin F. Bailar	24,000 shares	5,772 Units	(3)
A. Charles Baillie	8,000 shares	2,361 Units	(3)
Edmund M. Carpenter	24,883 shares	13,953 Units	(3)
William J. Carroll	153,474 shares	12,576 Units	(3)
Eric Clark	21,000 shares	2,511 Units	(3)
Marvin A. Franklin, III	177,954 shares	17,524 Units	(3)
Glen H. Hiner	19,000 shares	11,507 Units	(3)
Joseph M. Magliochetti	417,942 shares	25,553 Units	(3)
Marilyn R. Marks	21,500 shares	8,249 Units	(3)
Richard B. Priory	14,000 shares	7,133 Units	(3)
Fernando M. Senderos	0 shares	0 Units	(3)
Edward J. Shultz	197,917 shares	40,040 Units	(3)
Martin J. Strobel	180,024 shares	28,096 Units	(3)
Directors and Executive Officers as a Group (22 persons)	2,076,205 shares	284,133 Units	1.4%

(1)	The shares reported for the named executive officers (Messrs. Carroll, Franklin, Magliochetti, Shultz, and Strobel) include restricted stock which the officers were entitled to vote under the Company’s 1999 Restricted Stock Plan and shares subject to options exercisable within 60 days. Details of the officers’ restricted stock ownership appear at Note 3 to the Summary Compensation Table. Shares subject to options exercisable within 60 days include: Mr. Carroll, 107,000 shares; Mr. Franklin, 144,500 shares; Mr. Magliochetti, 300,500 shares; Mr. Shultz, 150,500 shares; Mr. Strobel, 143,000 shares; the directors and executive officers as a group, 1,547,425 shares.

(2)	The Units reported for the non-employee directors represent fees credited to the director’s Stock Account under the Company’s Director Deferred Fee Plan, which is described under the caption “The Board and Its Committees”.

The Units reported for the executive officers (Messrs. Carroll, Franklin, Magliochetti, Shultz, and Strobel) represent annual bonuses earned under the Company’s Additional Compensation Plan and deferred to the officer’s Stock Account. Under this Plan, the Compensation Committee may defer payment of all or a portion of a participant’s bonus and credit the deferred amounts to a Stock Account, an Interest Equivalent Account, or both. Units accrue in a Stock Account based on the amount of the deferred bonus and the market price of Dana’s Common Stock. Whenever cash dividends are paid on Dana’s Common Stock, each Stock Account is credited with additional Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. Under the Plan, a participant may, during the 5-year period following retirement or termination of service, elect to convert all or any percentage (or dollar amount) of the Units credited to his Stock Account into an equivalent dollar balance in the Interest Equivalent Account. For both the non-employee directors and the executive officers, the value of the unconverted Units at the time of distribution will be based on the market value of the Company’s Common Stock at that time. The deferred amounts can be paid in cash, Dana Common Stock, or a combination of cash and stock, in a lump sum or annual installments, to be determined at the time the director or executive officer retires, dies or terminates service.

(3)	Less than 1%.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information about the compensation from Dana and its subsidiaries paid or awarded to, or earned by, the Company’s Chief Executive Officer and the four other highest compensated persons who were serving as executive officers of the Company at the end of 2000.

					Long-Term
					Compensation Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options/	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	SARs(#)(4)	($)(5)

Joseph M. Magliochetti	2000	$850,000	$0	$98,363	$0	250,000	$3,218
Chief Executive Officer,	1999	683,333	662,800	74,866	1,130,625	100,000	3,038
President and	1998	572,000	675,000	58,927	0	70,000	2,717
Chief Operating Officer

William J. Carroll	2000	480,000	0	61,947	0	55,000	4,395
President — Automotive	1999	450,000	436,500	57,197	0	34,000	4,155
Systems Group	1998	410,000	478,100	53,635	0	34,000	4,155

Marvin A. Franklin, III
President — Dana	2000	440,000	0	51,472	0	55,000	3,218
International and	1999	400,000	388,000	—	0	34,000	3,038
Global Initiatives	1998	370,000	436,600	—	0	34,000	3,038

Edward J. Shultz
President and Chief	2000	440,000	0	68,191	82,880	55,000	4,395
Executive Officer — Dana	1999	400,000	433,200	—	0	26,000	4,155
Credit Corporation	1998	383,000	527,400	—	0	26,000	4,155

Martin J. Strobel
Vice President,	2000	440,000	0	89,799	0	36,000	4,395
General Counsel	1999	422,000	409,300	70,142	0	26,000	4,155
and Secretary[6]	1998	406,000	479,100	—	0	26,000	4,155

(1)	Annual bonuses received (or deferred) under the Company’s Additional Compensation Plan are reported in the year earned, whether deferred or paid in that year or in the following year.

(2)	“Other Annual Compensation” includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer’s annual salary and bonus for the year. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer; for Mr. Magliochetti, professional services valued at $70,649 in 2000, $50,005 in 1999, and $42,027 in 1998; for Mr. Carroll, professional services valued at $37,482 in 2000, $39,219 in 1999, and $31,586 in 1998; for Mr. Franklin, professional services valued at $36,467 in 2000; for Mr. Shultz, professional services valued at $39,187 in 2000; and for Mr. Strobel, professional services valued at $55,448 in 2000, and $43,477 in 1999. Professional services include financial, tax, and estate planning services received by the officer. Of the amounts reported, the following represent insurance premiums (after tax gross-up) paid on behalf of the named executive for split dollar life insurance coverages: for Mr. Magliochetti, $11,251 in 2000, $6,962 in 1999, and $5,870 in 1998; for Mr. Carroll, $4,422 in 2000, $3,883 in 1999, and $3,323 in 1998; for Mr. Franklin, $3,335 in 2000; for Mr. Shultz, $4,054 in 2000; and for Mr. Strobel, $6,568 in 2000 and $5,585 in 1999.

(3)	Reflects grants of restricted stock under the Company’s Restricted Stock Plan. Awards of restricted stock under the Plan are generally subject to a 5-year restriction period during which the grantee must remain a full-time employee of Dana or its subsidiaries. Mr. Shultz received a grant of 3,200 shares of restricted stock in 2000. The Compensation Committee, which administers the Plan, has the discretion to shorten any restriction periods or to waive the restrictions. The restrictions lapse in the event the executive’s employment is terminated at the Company’s initiative following a change in control (as defined in the restricted stock agreements). Dividends on the granted shares are paid in additional restricted shares, in lieu of cash, at the same times and rates as cash dividends are paid to the Company’s stockholders. The Plan provides participants with the opportunity to convert restricted stock awards into restricted stock units which are payable in stock after they have retired. During the period between conversion and retirement, the executive’s restricted stock units will continue to be credited with dividends that are declared on the restricted shares. Messrs. Magliochetti, Carroll, Franklin, Shultz, and Strobel, and several other executives, have elected to convert some or all of their restricted stock into restricted stock units. The value of the restricted stock grants shown in the Summary Compensation Table was calculated by multiplying the number of shares awarded by the difference between the closing price of the Company’s Common Stock on the date of grant (as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the executive.

At December 31, 2000, Mr. Magliochetti held 65,023 shares of restricted stock valued at $810,352; Mr. Carroll held 19,524 shares of restricted stock valued at $245,723; Mr. Franklin held 19,661 shares of restricted stock valued at $253,460; Mr. Shultz held 24,611 shares of restricted stock valued at $343,578, and Mr. Strobel held 21,284 shares of restricted stock valued at $301,858. The restricted stock holdings described in this paragraph include all restricted stock units credited to the executives. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the difference between the closing price of the Company’s Common Stock on December 31, 2000 ($15.31 per share) as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal and the purchase price, if any, paid by the executive.

(4)	Represents shares of Dana Common Stock underlying options granted in 1998 through 2000.

(5)	“All Other Compensation” consists of contributions made by Dana under the Company’s Savings and Investment Plan to match contributions made by the executives to their accounts.

(6)	Mr. Strobel retired from Dana on February 1, 2001.

Other Additional Compensation

      Approximately 88 key employees of the Company (other than the executive officers named in the Summary Compensation Table) are eligible to receive annual bonuses under the Company’s Additional Compensation Plan. The Company also has various incentive compensation plans for other employees (such as individual incentive, group incentive, and Scanlon-type plans) that are designed to reward their commitment to the Company’s philosophy of total quality, increased productivity, and improved performance.

Option Grants in 2000

      The following table contains information about the stock options granted in 2000 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted in 2000. In calculating the “Grant Date Present Value,” the Company used a variation of the Black-Scholes option pricing model, as described in Note 3. The value shown is a hypothetical value only; over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

	Option Grants in Last Fiscal Year

	Number of
	Securities	% of Total
	Underlying	Options	Exercise		Grant
	Options	Granted to	or Base		Date
	Granted	Employees	Price	Expiration	Present
Name	(#)	in 2000	($/Share)(1)	Date(2)	Value($)(3)

Mr. Magliochetti	250,000	7.59%	$23.063	7/16/10	$1,625,906
Mr. Carroll	55,000	1.67%	23.063	7/16/10	357,699
Mr. Franklin	55,000	1.67%	23.063	7/16/10	357,699
Mr. Shultz	55,000	1.67%	23.063	7/16/10	357,699
Mr. Strobel	36,000	1.09%	23.063	7/16/10	234,131

(1)	The exercise price (the price that the officer must pay to purchase each share of stock that is subject to an option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on July 17, 2000.

(2)	Options may be exercised during a period that begins 1 year after the date of grant and ends 10 years after the date of grant. During the exercise period, an optionee may exercise 25% of the total options after 1 year from the date of grant, 50% after 2 years from the date of grant, 75% after 3 years from the date of grant, and all of the options after 4 years from the date of grant. Options may be exercised for up to 5 years following the retirement (as defined in the Company’s 1997 Stock Option Plan) of the executive. An optionee’s exercise rights are accelerated in the event of a change in control of the Company (as defined in the Company’s 1997 Stock Option Plan).

(3)	A variant of the Black-Scholes option pricing model was used to determine the hypothetical grant date value for these options. In applying the model, the Company assumed a 12-month volatility of 40.72%, a 6.16% risk-free rate of return, a dividend yield at the date of grant of 5.38%, and a 5.4-year option term. The model did not assume any forfeitures prior to exercise, which could have reduced the reported grant date values. Since this model is assumption-based, it may not accurately determine the options’ present value. The true value of the options, when and if exercised, will depend on the actual market price of the Company’s Common Stock on the date of exercise.

Aggregated Option Exercises in 2000 and 2000 Year-End Option Values

      The following table contains information about the options for the Company’s Common Stock that were exercised in 2000 by the executive officers named in the Summary Compensation Table and the aggregate value of these officers’ unexercised options at the end of 2000. In 1993, all outstanding SARs held by the officers were canceled. Consequently, none of the officers held any SARs at December 31, 2000.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at 12/31/00(#)		12/31/00 ($)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Magliochetti	0	$0	300,500	377,500	$0	$0
Mr. Carroll	0	0	107,000	106,000	0	0
Mr. Franklin	0	0	144,500	106,000	0	0
Mr. Shultz	0	0	150,500	96,500	0	0
Mr. Strobel	0	0	143,000	75,000	0	0

Pension Plans

      Two of the executive officers named in the Summary Compensation Table are eligible to receive retirement benefits under their employment agreements, which are described under “Employment Agreements”. Each employment agreement provides that if the executive officer retires from Dana at or after age 55 with 15 years of service, he will receive a lifetime monthly pension calculated at 50% (or, if higher, the percentage which is the product of 1.6% multiplied by his credited service at retirement) of his highest average monthly compensation (defined as salary received during the month preceding his termination of service plus 1/12th of the average of the highest bonuses payable to him during any 3 consecutive years) reduced by benefits payable to him by Dana under the pension plans described below, pension or disability benefits payable to him by other organizations, and 50% of the primary Social Security benefit. The types of compensation that are reported in the Summary Compensation Table under “Salary” and “Bonus” (and also including deferred bonuses) will be used to calculate the retirement benefits payable to the officers under their employment agreements. The agreements also provide for a pre-retirement death benefit. The maximum monthly pensions that the officers would receive under their employment agreements if they had retired on January 1, 2001, before taking into account the reductions described above, would be as follows: Mr. Magliochetti, $72,120 and Mr. Strobel, $39,501. In lieu of receiving these benefits in the form of a monthly pension, the officer may elect to receive the distribution of the benefits in any form permitted under the Dana Corporation Retirement Plan.

      The Dana Corporation Retirement Plan is a cash balance plan (a type of non-contributory defined benefit pension plan in which participants’ benefits are expressed as individual accounts). Benefits are computed as follows. During each year of participation in the Plan, a participant earns a service credit equal to a specified percentage of his earnings (as defined in the Plan) up to one-quarter of the Social Security taxable wage base, plus a specified percentage of his earnings above one-quarter of the taxable wage base. The percentages increase with the length of Dana service. A participant with 30 or more years of service receives the maximum credit (6.4% of earnings up to one-quarter of the taxable wage base, plus 12.8% of earnings over one-quarter of the taxable wage base). A participant employed by Dana on July 1, 1988 (when the Plan was converted to a cash balance plan) also earns a transition benefit designed to provide that his retirement benefit under the current Plan will be comparable to the benefit he would have received under the predecessor plan. A participant earns this transition benefit ratably over the period from July 1, 1988, to his 62nd birthday, except that in the event of a change in control of Dana, he will be entitled to the entire transition benefit. The accumulated service credits and the transition benefit are credited with interest annually, in an amount (not less than 5%) established by the Board. A participant employed by Dana on July 1, 1988, who was eligible to retire on July 1, 1993, but who elects to retire after that date, will receive the greater of the benefit provided by the current Plan or a benefit comparable to the benefit provided under the predecessor plan (determined as of July 1, 1993) with interest credits. The normal retirement age under the Plan is 65.

      Federal tax law imposes maximum payment limitations on tax qualified plans. Dana has adopted an Excess Benefits Plan which covers all employees eligible to receive retirement benefits under a funded Dana defined benefit plan. Under this Excess Benefits Plan, the Company will pay any amounts which exceed the federal limitations from its general funds.

      Dana has also adopted a Supplemental Benefits Plan which covers U.S.-based members of the Company’s “A” and “B” Groups (as defined by the Compensation Committee of the Board). Under this Supplemental Benefits Plan, Dana will pay Messrs. Magliochetti, Shultz and Strobel the difference between the aggregate benefits that they will receive under the Dana Corporation Retirement Plan and the Excess Benefits Plan and the benefit that they would have been entitled to receive under the predecessor plan to the Dana Corporation Retirement Plan in effect prior to July 1, 1988. Mr. Carroll, Mr. Franklin, and the other “A” and “B” Group executives who were participants in the predecessor plan to the Dana Corporation Retirement Plan and who are not listed in the Summary Compensation Table, are entitled to 80% of this benefit provided they retire in the years 2000-2004, 70% if they retire in the years 2005-2009, and no benefit if they retire after the year 2009. Benefits payable under the predecessor plan are based on the participant’s credited service and “final monthly earnings”, which for Messrs. Magliochetti, Shultz and Strobel is defined as base salary (before reduction for salary deferrals under the Company’s Savings and Investment Plan), plus bonuses paid (or that would have been paid, but for a deferral arrangement) during the 3 highest of his last 10 years of employment prior to retirement, divided by 36. With respect to Mr. Carroll, Mr. Franklin and the other “A” and “B” Group executives who were participants in the predecessor plan to the Dana Corporation Retirement Plan and who are not listed in the Summary Compensation Table, “final monthly earnings” is defined as base salary (before reduction for salary deferrals under the Company’s Savings and Investment Plan), plus bonuses paid (or that would have been paid, but for a deferral arrangement) during the 5 highest consecutive years of his last 10 years of employment prior to retirement, divided by 60. The types of compensation that are reported in the Summary Compensation Table under “Salary” and “Bonus” will be used to calculate the retirement benefits payable to these executives under the predecessor plan. The Supplemental Benefits Plan provides for a pre-retirement death benefit. In addition, the maximum level of bonus award that is includable under the Supplemental Benefits Plan, as well as under the Dana Corporation Retirement Plan, the Excess Benefits Plan, and the pension portion of the officers’ employment agreements, is 125% of base salary. In the event of a change in control of Dana, the participant will receive a lump-sum payment of all benefits previously accrued under the Excess Benefits and Supplemental Benefits Plans and will be entitled to continue to accrue benefits thereunder.

      The estimated monthly annuity benefits payable, starting at age 65, as accrued through December 31, 2000, in the aggregate under the Dana Corporation Retirement Plan, Excess Benefits Plan, and Supplemental Benefits Plan for the executives named in the Summary Compensation Table, are as follows: Mr. Magliochetti, $59,242; Mr. Carroll, $29,349; Mr. Franklin, $22,789; Mr. Shultz, $38,604; and Mr. Strobel, $36,192. The benefits shown above will reduce the retirement benefits payable to Messrs. Magliochetti and Strobel under their employment agreements.

Employment Agreements

      Mr. Magliochetti has an employment agreement with Dana. (Mr. Strobel had a similar employment agreement prior to his retirement on February 1, 2001). The term of Mr. Magliochetti’s agreement is three years, with an automatic one-year extension at the end of each year to maintain the full three-year term unless either party gives notice not to extend the termination date, or unless the agreement is terminated earlier by Mr. Magliochetti’s death or disability, or for “cause” (as defined in the agreement). The employment agreement provides that while Mr. Magliochetti is employed by the Company, he will be paid his base salary, at a minimum. The Compensation Committee reviews and approves the officers’ base salaries annually, as described in the “Compensation Committee Report on Executive Compensation”. His employment agreement currently provides for the payment of a 2001 base salary of $935,000. Upon his retirement from the Company on February 1, 2001, the term of Mr. Strobel’s employment agreement expired, although he will remain subject to a non-competition restriction for three years following his retirement.

      Under his agreement, Mr. Magliochetti agrees not to disclose any confidential information about Dana to others while employed by the Company or thereafter and not to engage in competition with Dana for three years following his termination of employment (unless his employment is terminated by the Company without “cause” or by him for “good reason” following a change in control of the Company).

      During his period of employment, Mr. Magliochetti is entitled to participate in Dana’s Additional Compensation Plan, if designated by the Compensation Committee, and in Dana’s various employee benefit plans. In the event of a change in control of Dana (as defined in the agreement), he will be entitled to continue as a participant in the Additional Compensation Plan during the remainder of the term of his employment agreement, the minimum bonus award to which he will be entitled during that period will be equal to 50% of his base salary, and his awards will be payable in cash (not deferrable). If his employment is terminated following a change in control, any previously deferred awards under the Additional Compensation Plan will be paid on an accelerated basis. The Committee designates participants in the Additional Compensation Plan based on its determination that the participant is a key employee of the Company who is in a position to have a direct and significant impact on the growth and success of the Company and who is, either individually or as a member of a group of employees, contributing in a substantial degree to the success of the Company.

      If Mr. Magliochetti is terminated by Dana “without cause” (as defined in the agreement) or, if after a change in control of the Company, he terminates his employment for “good reason” (as defined in the agreement), he will be entitled, for the remainder of the term of the agreement, to receive monthly compensation equal to his highest average monthly compensation (reduced by the amounts payable to him under any severance plan or policy of Dana), and to continue his participation under Dana’s employee benefit plans. If the termination follows a change in control, he will immediately receive such monthly compensation (discounted and paid in a lump sum) and any awards previously deferred under the Additional Compensation Plan (paid in full for any completed performance periods and for performance periods to be completed during the term of the agreement, and pro rata for any performance periods to be completed after such term).

      If any excise tax is imposed under Section 4999 of the Internal Revenue Code, as amended, on payments received by Mr. Magliochetti as a result of a change in control of Dana, Dana will pay him a sum that will net him the amount he would have received if the excise tax had not been imposed.

      The retirement benefits payable to Messrs. Magliochetti and Strobel under their employment agreements are described under “Pension Plans”.

      Mr. Magliochetti also has a related agreement with Dana which provides that, in the event of a dispute related to his employment agreement, the Company will pay legal expenses he may incur to enforce his employment agreement.

      Messrs. Carroll, Franklin, and Shultz, along with 5 other executive officers of the Company, have employment agreements with Dana which are substantially similar to those described above, except that they do not provide a retirement benefit and they only become operative upon a change in control of Dana and only if the executive is then in the employ of Dana. Should their agreements become operative, Messrs. Carroll, Franklin, and Shultz (together with the other 5 executives) would continue to receive not less than the total compensation in effect at the time the agreement became operative, and would continue to participate in all executive incentive plans with at least the same reward opportunities, and with perquisites, fringe benefits and service credits for benefits at least equal to those that were provided prior to the date the agreement became operative.

AUDIT COMMITTEE REPORT

To Dana’s Shareholders:

      We have reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2000.

      We have discussed with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the independent auditor for the Company, the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with Audit Committees, as amended.

      We have also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with PricewaterhouseCoopers its independence.

      Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

Submitted by,

Glen H. Hiner, Chairman
Benjamin F. Bailar
Eric Clark
Richard B. Priory

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To Dana’s Shareholders:

      We, the members of the Compensation Committee, are independent, non-employee directors who have no “interlocking” relationships as defined by the Securities and Exchange Commission.

      Our goal, as a Committee, is to develop executive compensation policies that are consistent with, and linked to, the Company’s strategic business objectives. Beyond that, our priority is to compensate Dana’s senior management team fairly and commensurate with their contributions to furthering the Company’s strategic direction and objectives.

      We establish, administer, and assess the effectiveness of the Company’s executive compensation programs in support of these compensation policies. We also review and approve all salary arrangements and other remuneration for the Company’s executive officers and evaluate their individual performance.

      In making our determinations, we consider competitive market data which is provided to the Company by an independent compensation consultant. This data is further reviewed by another independent compensation consultant whom we, the independent Board committee, retain separately. This data compares Dana’s compensation practices to those of a group of comparable companies. The comparison group, which we select in advance and which may change from time to time, currently consists of 22 companies which have national and international business operations and comparable (on average) sales volumes, market capitalizations, employment levels, and lines of business. The companies chosen for the comparison group are not necessarily those represented in the stock performance graph which follows this Report. We believe Dana’s competitors for executive talent are a broader group of companies and not limited only to the companies included in the groups established for comparing industry-specific shareholder returns.

      The key elements of Dana’s executive compensation program are base salary, annual incentives, and long-term compensation, as described below. In determining an executive officer’s compensation, we consider all elements of his compensation package, including severance plans, insurance, and other benefits.

Base Salaries

      We review and approve base salaries for each of Dana’s executive officers on an individual basis, taking into consideration the following factors on a subjective basis: the individual’s performance, contributions to the Company’s success, and tenure in the job; pay practices for comparable positions in the comparison group; and internal equities among positions. We believe that a substantial portion of cash compensation should be “at risk” subject to Company performance. We also establish base salary ranges for the Company’s executive officers after analyzing salary data for comparable jobs within the comparison companies. Individual pay placement within the salary range will vary. In cases of long tenure and exceptional individual performance, an individual’s base salary may exceed the median of the comparison group practice. Conversely, shorter tenure and developing performance may yield a base salary below the median. In 2000, the base salaries of the executive officers named in the Summary Compensation Table, as a group, were approximately at the median of the comparison group.

Annual Incentives

      Dana’s executive officers have an opportunity to earn annual bonuses under the Company’s Additional Compensation Plan, which is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code (“Code”). Award opportunities under the Plan vary based on the individual’s position and base salary. We may adjust any individual’s bonus under the Plan upward by as much as 20% (other than a covered employee within the meaning of Section 162(m) of the Code), and may adjust any individual’s bonus downward by as much as 20%, based on consideration of such individual performance factors and other factors as we determine to be relevant on a subjective basis. Bonuses are paid based on the Company’s success in achieving performance objectives which we establish in advance. These objectives are set annually based on Dana’s short-term strategic direction and the current economic climate. The objectives may vary from year to year, and subject to the terms of the Plan, we may adjust them during the year if necessary, in our discretion, to preserve the incentive feature of the Plan if events occur that alter the basis on which the objectives were selected. The performance measures which are considered in setting the objective for any given year may include, for example, corporate net income, return on beginning shareholders’ equity, return on average assets, earnings per share, earnings before interest and taxes, return on invested capital and return on sales.

      In addition to establishing the annual performance measure in advance, we also establish the corporate performance levels and the percentages of the officers’ base salaries at the different performance levels, which will be used to calculate the amounts of the bonuses. The performance levels consist of a hurdle (the minimum level of corporate performance that must be achieved for bonuses to be paid), a goal (the corporate performance level at which bonuses at 100% of base salary will be paid), and performance in excess of the goal (up to a specified maximum) at which bonuses in excess of 100% of base salary will be paid. Growth in corporate net income and return on invested capital were the performance measures chosen for 2000. The Company’s growth in net income and its return on invested capital did not exceed the hurdle levels, and as a consequence no annual bonuses were payable for 2000 to any of the executive officers listed in the Summary Compensation Table.

Long-Term Incentives

      Long-term incentives are provided to the executive officers under the Company’s 1997 Stock Option Plan. In keeping with the Company’s commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise a substantial portion of each executive officer’s total compensation. We believe significant stock option grants encourage the executive officers to own and hold the Company’s stock and tie their long-term economic interests directly to those of the shareholders. In determining the option grant sizes, we consider the following factors, without weighting them: the executive officer’s relative position, years of service, current stock ownership level, past option grants, and current stock ownership objectives. The number of options granted to the executive officers in 2000 was intended to approximate the median (size-adjusted) total long-term incentive value delivered by Dana’s comparison group.

      From time to time, we also recommend grants of restricted stock to individual executive officers under the Company’s 1999 Restricted Stock Plan. Such grants may be used, for example, to recognize an individual’s promotion to (or within) the Company’s senior management group or exceptional contributions to the Company. One executive officer named in the Summary Compensation Table and several other individuals received grants of restricted stock in 2000.

Stock Ownership Guidelines

      To encourage senior executives to own and hold Dana stock, the Company has maintained for many years stock ownership guidelines for those executives. The purpose of the guidelines is to encourage the executives to hold Dana stock, thereby tying their long-term economic interest directly to that of the shareholders. The Company’s stock ownership targets apply to approximately 90 executives who hold the position of division general manager and above. Executives are expected to attain their target ownership level within five years. Once their target ownership level is achieved, executives are encouraged to accumulate additional shares. Executives are asked to remain at or above their stock ownership target until retirement. The 21 most senior executive officers have ownership targets that range from 35,000 shares up to 180,000 shares for Mr. Magliochetti.

Chief Executive Officer’s Compensation

      During 2000, Mr. Magliochetti earned a base salary of $850,000. This level of base salary reflected our original salary recommendation that was made in December, 1999. The factors we considered in the course of our December, 1999 review included Mr. Magliochetti’s contribution to the Company’s strong 1999 sales and profit performance compared to the performance of other companies in the comparison group. We also considered Mr. Magliochetti’s base salary compared to the salary practices within the Company’s comparison group, and his total years of service with the Company. For 2000, no bonus was payable to Mr. Magliochetti under the Additional Compensation Plan, as discussed above.

      Mr. Magliochetti was granted options for 250,000 shares of Company stock in 2000. He received a larger stock option grant in 2000 than he did in 1999, in order to make his grant level more competitive with the grants provided to other Chief Executive Officers in Dana’s comparison group. We determined the value of his option grant by taking into consideration the factors described above under “Long-Term Incentives”.

Summary

      Dana believes that compensation realized upon the exercise of stock options granted under the Company’s 1997 Stock Option Plan will satisfy the requirements of Code Section 162(m) and therefore will be fully tax deductible. Although the Company generally intends to comply with the requirements of Code Section 162(m), the Committee believes it is appropriate to maintain the flexibility to pay compensation that is not fully deductible if it determines that such payments are in the Company’s best interests.

      The Compensation Committee will continue to evaluate Dana’s executive compensation programs on an ongoing basis to assure that the Company’s compensation philosophies and practices are consistent with the objective of enhancing shareholder value.

Submitted by,

Richard B. Priory, Chairman
A. Charles Baillie
Edmund M. Carpenter
Eric Clark
Glen H. Hiner

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following graph shows the yearly change in cumulative total shareholder return on Dana Corporation Common Stock (assuming a $100 investment on December 31, 1995 and quarterly reinvestment of dividends during the period) compared to the cumulative total return on the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Auto Parts & Equipment Index for the past 5 fiscal years.

	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00

Dana Corporation	100	115	172	152	115	62
S&P 500	100	123	164	211	255	232
S&P Auto Parts & Equipment	100	112	140	135	104	83

(Returns shown are rounded to the nearest dollar.)

OTHER TRANSACTIONS

      As of April 27, 2000, Fernando Senderos, a Dana Director, and other members of his family owned (beneficially or of record) 56.25% of the Series A common stock of DESC, S.A. de C.V. (“DESC”), 41.17% of the Series B common stock of DESC and 15.25% of the Series C common stock of DESC.

      Unik, S.A. de C.V. (“Unik”), which is a wholly-owned subsidiary of DESC, owns 51% of Spicer S.A. de C.V. (“Spicer”). Dana owns the remaining 49% of Spicer. Unik manages the auto parts business of DESC. Fernando Senderos is Chairman of the Boards of DESC and Unik.

      Spicer manufactures automotive components primarily under licenses from Dana utilizing Dana’s trademarks (Spicer®, Victor Reinz® and others) and also using technology developed by Dana. In addition, Spicer and its subsidiaries buy products from and sell products to Dana in the ordinary course of the operations of these businesses. In 2000, total sales from Spicer to Dana were US$39.0 million, while total purchases by Spicer from Dana were US$76.3 million. All transactions between Dana and Spicer were done on an arm’s length basis.

      Marilyn Marks, a Dana Director, is Chairman of the Board of Dorsey Trailers, Inc. On December 4, 2000, Dorsey Trailers, Inc. filed a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code. As of December 31, 2000, Dana was an unsecured creditor of Dorsey with respect to approximately $371,535 for products sold by Dana to Dorsey in the ordinary course of business. The highest balance that Dorsey owed Dana in 2000 was $698,674.

      Terry R. McCormack, an officer of the Company, received a short-term interest-free loan from the Company in the amount of $110,000. The loan was made in order to assist Mr. McCormack in his purchase of a home following his relocation from another Company assignment at the Company’s request. The loan was paid off in November, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of Dana’s Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. SEC regulations require the Company to be furnished with copies of these reports. As a result of an administrative error, J. Ismael Melgar, an officer of the Company, was late in filing a Form 3 reporting that he owned 500 shares of Company stock, and was late in filing four Form 4s to report the acquisition of a total of 115 shares through a dividend reinvestment program. As the result of an administrative error, Rodney R. Filcek, an officer of the Company, underreported his shareholdings by 132 shares on a Form 3 filed in 2000, and James M. Laisure, an officer of the Company, was late in filing four Form 4s to report the acquisition of a total of 482 shares through a dividend reinvestment program.

ITEM 2 — PROPOSAL TO AMEND THE 1997 STOCK OPTION PLAN

      The Board of Directors believes that encouraging the employees of the Company and its subsidiaries to own Dana Common Stock benefits the Company and its stockholders. Accordingly, from time to time since 1955, the Board has recommended, and the Company’s stockholders have approved, successive plans that have provided for the grant of options and/or stock appreciation rights (“SARs”) to employees of Dana and its subsidiaries. The Board also feels that stock options have been, and will continue to be, a very important factor in attracting and retaining talented employees. Industry practices make it imperative for Dana to offer stock options as an incentive to attract and retain the most talented employees. The Board believes that the current authorization for stock options is not sufficient to provide stock option grants at historic levels from the date of this Proxy Statement through the date of our 2002 annual shareholders’ meeting. For these reasons, the Board of Directors believes that the increase in authorized shares is necessary at this time so that we can continue, without interruption, to use the grant of stock options to attract and retain talented employees.

      The Company’s 1997 Stock Option Plan (the “Plan” or the “1997 Plan”) is the current plan under which options and SARs may be granted. Under the Plan, 19,200,000 shares of Dana Common Stock have been authorized for issue upon the grant of options or SARs. Of these shares, 350,000 shares were reallocated for stock distributions under the Company’s Additional Compensation Plan, leaving a balance of 18,850,000 shares. As of December 31, 2000, options for 11,671,940 shares were outstanding under the Plan and an aggregate of 1,503,658 shares remained available for future grant. In addition, 5,674,402 shares have been issued upon the exercise of options granted under the Plan. No Dana employee currently holds any SARs.

      In order to continue to give the Board flexibility to accomplish its compensation objectives, the Board adopted on February 12, 2001, and is submitting to stockholders for approval, an amendment to the 1997 Plan that would authorize 5,000,000 additional shares of Dana Common Stock for grant. With this increase, the pool available for future grants will be 6,503,658 shares, plus any shares that are attributable to forfeited options. The market value of the 5,000,000 additional shares for which authorization is sought under 1997 Plan was $76,550,000 on December 31, 2000, based on the closing price ($15.31 per share) of the Common Stock on that day as reported on The New York Stock Exchange-Composite Transactions published in The Wall Street Journal.

      An explanation of the Plan’s provisions follows. The amended Plan, if approved by stockholders, will become effective April 4, 2001. Exhibit B to this Proxy Statement contains a copy of the amendment to the 1997 Plan which is being submitted to the stockholders for their approval.

Principal Features of the 1997 Plan

      Name of Plan. The name of the Plan is the “Dana Corporation 1997 Stock Option Plan.”

      Shares of Stock Subject to the Plan. To date, 19,200,000 shares of Dana Common Stock have been authorized for issue upon the grant of options or SARs under the 1997 Plan. Of these shares, 350,000 were reallocated for stock distributions under the Company’s Additional Compensation Plan, leaving a balance of 18,850,000 shares. Options for 11,671,940 shares were outstanding as of December 31, 2000 under the 1997 Plan, and an aggregate of 1,503,658 shares remain available for future grant. In addition, 5,674,402 shares have been issued upon the exercise of options granted under the Plan. If the proposed amendment to the Plan is approved by stockholders, the number of shares authorized for future grants of stock options and SARs during the term of the 1997 Plan will be increased by 5,000,000 shares and, thus, the pool available for future grants of stock options will be 6,503,658 shares (plus any shares that are attributable to forfeited options). The number of additional shares authorized, like the shares currently available for grant, will be subject to adjustment in the event of a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, or similar event. Upon cancellation, expiration, or termination of an option or SAR, the underlying shares will become available for future grant under the 1997 Plan.

      Administration of the 1997 Plan. The Board’s Compensation Committee, consisting of two or more non-employee directors who are ineligible to participate in or benefit from the 1997 Plan, administers and interprets the 1997 Plan. The members of the Compensation Committee must also be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (“Code”). The Compensation Committee has the discretion to adopt rules and regulations, and to impose conditions upon the exercise of options or SARs. Subject to requirements of the 1997 Plan, the Compensation Committee determines which eligible employees will be granted stock options and/or SARs, the amount and terms of the grants, and the times when the grants will be made.

      Eligibility for Participation. Key employees of Dana and its subsidiaries, including the Company’s executive officers, who are designated by the Compensation Committee are eligible to receive grants of stock options under the 1997 Plan. 2,127 employees held options granted under the 1997 Plan as of December 31, 2000.

      Term of the 1997 Plan. The amended 1997 Plan will continue to have a term ending on February 10, 2007, the same termination date as exists under the current version of the Plan. No awards of options or SARs will be permitted under the 1997 Plan after February 10, 2007, although the exercise periods for previously granted options or SARs may extend beyond that date.

      Description of Options. The Compensation Committee may grant incentive stock options (as provided under §422(b) of the Code) and/or non-statutory stock options to purchase the Company’s Common Stock. The exercise price of incentive and non-statutory stock options may not be less than 100% of the fair market value of the underlying Common Stock on the date of grant. Incentive stock options are subject to restrictions under the Code, including a requirement that prohibits options for more than $100,000 worth of stock from becoming exercisable for the first time during any calendar year. Subject to limitations set forth in the 1997 Plan, and with the optionee’s consent, the Compensation Committee may amend the terms of any outstanding option, including changing it from an incentive stock option to a non-statutory option. The difference in federal tax treatment of the two types of options is described below. To comply with §162(m) of the Code, the 1997 Plan contains a maximum annual option (or SAR) limit of 350,000 shares per optionee, which limit is subject to adjustment (as described above) in the event of a stock dividend, stock split, or similar event.

      Description of Stock Appreciation Rights. SARs may be granted either apart from, or in conjunction with, options. Freestanding SARs have not been granted to date, but if they were granted, they would be assigned a value per share (“SAR Grant Value”) of at least 100% of the market value of the underlying Common Stock on the date of grant. Upon the exercise of an SAR granted in conjunction with an option, the holder is required to surrender the related option and is entitled to receive such number of shares of Common Stock as is equal in aggregate fair market value on the date of exercise to the spread between the fair market value of the share as to which the SAR was exercised and the exercise price of the option that was surrendered. Upon the exercise of an SAR granted apart from an option, the holder is entitled to receive such number of shares of Common Stock as is equal in aggregate fair market value on the date of exercise to the spread between the fair market value of a share of Common Stock and the SAR Grant Value of the SAR exercised. In either case, the Committee may elect to pay cash equal to the aggregate fair market value of the Common Stock that the holder would otherwise have received. The exercise of SARs decreases the number of shares available for future grants under the 1997 Plan to the same extent as does the exercise of options.

      Exercise Periods. Generally, options and SARs must be held for one year after the date of grant before they can be exercised. Thereafter, so long as the optionee remains an employee of the Company, the options and SARs may be exercised for a period that ends ten years after the date of grant. During the exercise period for any particular grant of options or SARs, and except as otherwise required by the $100,000 per year limitation described above with respect to incentive stock options, the optionee may exercise 25% of the options and SARs after one year from the date of grant, 50% after two years from the date of grant, 75% after three years from the date of grant, and all of the options (and SARs) after four years from the date of grant. In the event of a change in control of the Company (as defined in the Plan), all outstanding unexercised options and SARs, whether or not then exercisable, shall become fully exercisable, and shall remain fully exercisable for their term.

      Payment for Options. The purchase price for all options must be paid in full upon exercise. The price must be paid in cash, or in Dana Common Stock, or in a combination of cash and Common Stock. Any Common Stock tendered in payment must have been held by the optionee for at least six months prior to tender, and if the stock that is tendered was received upon the exercise of an incentive stock option, the shares must have been held for at least one year prior to such tender and payment. The optionee is responsible for payment of all taxes (except stock transfer taxes) that Dana may be obligated to collect before the Common Stock is transferred to him.

      Death, Disability, or Retirement. If an optionee dies or becomes totally and permanently disabled, all of his outstanding options and SARs may be exercised within one year after his death or disability, but not more than 10 years from the date of grant.

      Any optionee who retires from employment under a Dana retirement plan after age 55 and with 15 years of service with Dana or its subsidiaries may exercise his outstanding options and SARs (except those granted during the six months preceding retirement) during the five years after his retirement (but not more than ten years from the date of grant). Other optionees will forfeit their outstanding options and SARs upon retirement. Termination of employment initiated by the Company, or departure under conditions adverse to the Company (in either case, as determined by the Compensation Committee), will not be deemed to be a “retirement” under the 1997 Plan. The Compensation Committee has the discretion to vest any options or SARs that would otherwise be forfeited, either because the optionee had not attained age 55 and 15 years of service when he retired, or because the options or SARs were granted less than six months prior to his retirement, or to characterize a participant’s termination as a retirement even though he might not have met the age, service, or other conditions described above.

      Other Terminations of Employment. If an optionee’s employment is terminated for any reason other than death, disability, or retirement (as defined above), his outstanding options and SARs are forfeited. However, the Committee has the discretion to permit an optionee whose employment has been involuntarily terminated (other than for cause) to exercise any outstanding stock option or SAR for up to 2 years following the optionee’s termination of employment.

      Transferability. Options and SARs may not be transferred or assigned except upon the death of the optionee.

      Optionee’s Rights as a Stockholder. An optionee has no rights as a Dana stockholder with respect to any underlying shares of Common Stock until he exercises his option or SAR for those shares and the Company has issued him a stock certificate.

      Amendments to the Plan. The Board may amend the 1997 Plan at any time, except that stockholder approval is required for any amendment that will: (i) increase the total number of shares of Common Stock that may be available for grant under the Plan; (ii) lower the option price or the SAR Grant Value below 100% of fair market value on the grant date; (iii) reprice (or cancel and regrant) an outstanding stock option (or SAR) at a lower exercise price; or (iv) require stockholder approval as a matter of law or under rules of the New York Stock Exchange.

Federal Income Tax Consequences

      The following summary constitutes a brief overview of the principal federal income tax consequences relating to option and SAR awards based upon current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

      1.  Grant of Options and SARs. An optionee does not realize taxable income when he receives a grant of options (whether incentive stock options or non-statutory stock options) and/or SARs, and Dana may not claim a tax deduction in connection with such grants.

      2.  Exercise of Options and SARs

a. Incentive Stock Options. An optionee does not realize taxable income when he exercises an incentive stock option if he is an employee of Dana or its subsidiaries at the time of exercise, or if his employment terminates within three months of the date of exercise. If an optionee exercises an incentive stock option more than three months after his employment with Dana or its subsidiaries has terminated, the option will be treated as a non-statutory stock option for federal income tax purposes.

b. Non-statutory Options. When an optionee exercises a non-statutory option, he will be deemed to have received taxable income at ordinary income rates in an amount equal to the difference between the market value of the underlying Common Stock on the date of exercise and the exercise price. The income realized will be subject to tax withholding at the minimum Federal rate, and Dana may claim a tax deduction for such amount.

c. SARs. When he exercises an SAR, an optionee realizes taxable income at ordinary income rates with respect to the payment (cash and/or Common Stock) received. The income realized is subject to tax withholding at the minimum Federal rate and Dana may claim a tax deduction for such amount.

      3.  Sale of Stock Acquired Upon Exercise

a. Stock Acquired On Exercise of Incentive Stock Option. When an optionee sells stock acquired by the exercise of an incentive stock option and held for at least one year from the date of exercise and two years from the date of grant, any gain will be taxed at long-term capital gains rates, and any loss will be treated as a long-term capital loss. The gain or loss is normally the difference between the sale price and the exercise price. If the holding period requirements are not met, the optionee will be taxed in the year of sale on an amount equal to the lesser of his total gain or his gain on exercise; this amount will be taxable as ordinary income and Dana may claim a tax deduction with respect to this amount. Any additional gain or loss will be capital gain or loss, with the optionee’s basis being equal to the exercise price plus the amount included as compensation income and the holding period having commenced on the date of exercise.

b. Stock Acquired On Exercise of Non-statutory Stock Options and SARs. When an optionee sells stock acquired by the exercise of a non-statutory option, any gain or loss will be taxed as long-term capital gain or loss if the requisite long-term capital gains holding period has been met. The gain or loss will be the difference between the sale price and the market value on the date of exercise. If such holding period has not been met, the gain or loss will be treated as short-term capital gain or loss.

Benefits Under the Amended Plan

      Inasmuch as the optionees and the amounts, terms, and grant dates of options and/or SARs under the amended 1997 Plan will be at the discretion of the Compensation Committee, future grants are not presently determinable. If the amendment to the 1997 Plan had been in effect in 2000, the persons and groups shown in the following table would have received the number of options shown, the same number of options as were actually granted on July 17, 2000, at an exercise price of $23.063 per share.

Name	Number of Options

Mr. Magliochetti	250,000
Mr. Carroll	55,000
Mr. Franklin	55,000
Mr. Shultz	55,000
Mr. Strobel	36,000
Current Executive Officers as a Group (15 Persons)	730,000
Employees in 2000 (Excluding Current Executive Officers)	3,295,650

Approval of the Plan Amendment

      The Board of Directors unanimously recommends that the stockholders vote “FOR” approval of the amendment to the 1997 Plan. Approval of this Item 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the Annual Meeting. Abstentions and Broker Shares voted as to any matter at the Meeting will be included in determining the number of votes present or represented at the Meeting. Abstentions and Broker Shares that are not voted FOR this Item 2 will not be counted as affirmative votes for approval of this Item 2.

      If the stockholders do not approve this amendment, the current 1997 Plan will remain in effect with respect to the remainder of the previously authorized shares.

ITEM 3 — RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2001, and recommends ratification of such selection by the stockholders. PricewaterhouseCoopers has been Dana’s independent public accountant since 1916. The Board of Directors considers PricewaterhouseCoopers to be well qualified to serve as the independent accountants for the Company. Representatives of PricewaterhouseCoopers are not expected to be present at the Annual Meeting.

Audit Fees

      PricewaterhouseCoopers is the Company’s principal independent auditor. PricewaterhouseCoopers’ audit fees for auditing the Company’s annual consolidated financial statements for the year ended December 31, 2000 and reviews of the Company’s interim financial statements included in the Company’s Forms 10-Q filed with the Securities and Exchange Commission during 2000 were $3.9 million.

Financial Information Systems Design and Implementation Fees

      Additionally, PricewaterhouseCoopers is one of a number of information technology consulting providers used by the Company. PricewaterhouseCoopers’ fees for financial information systems design and implementation services for the year ended December 31, 2000 were $10.7 million.

All Other Fees

      All other fees for PricewaterhouseCoopers’ services, including audits of employee benefit plans and other special-purpose attestation reports, financial due diligence services related to acquisitions and divestitures, tax and actuarial compliance and consulting, and other services, for the year ended December 31, 2000, were $14.8 million. PricewaterhouseCoopers is one of a number of tax and actuarial services providers used by the Company.

      The Audit Committee of the Board of Directors has considered whether the provision of the services set forth in the preceding two paragraphs is compatible with maintaining PricewaterhouseCoopers’ independence.

      The Board of Directors unanimously recommends a vote “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2001. Approval of this Item 3 requires that the votes cast in favor of the matter exceed the votes cast opposing the matter. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes “cast” for purposes of determining whether this Item 3 is approved.

ITEM 4 — STOCKHOLDER PROPOSAL

      Certain stockholders, including Catholic Healthcare West, which owns 100 shares of the Company’s Common Stock, have notified the Company that they intend to present the following proposal at the 2001 Annual Meeting of Stockholders:

“ENDORSEMENT OF THE CERES PRINCIPLES

FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

      WHEREAS:

      Leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

      The integrity, utility, and comparability of environmental disclosure depends on using a common format, credible metrics, and a set of generally accepted standards. This will enable investors to assess environmental progress within and across industries.

      The Coalition for Environmentally Responsible Economies (CERES) — a ten year old partnership between large investors, environmental groups, and corporations — has established what we believe is the most thorough and well-respected environmental disclosure form in the United States. CERES has also taken the lead internationally, convening major organizations together with the United Nations Environment Programme in the Global Reporting Initiative, which has produced guidelines for standardizing environmental disclosure worldwide.

      Companies which endorse the CERES Principles engage with stakeholders in transparent environmental management and agree to a single set of consistent standards for environmental reporting. That standard is set by the endorsing companies together with CERES.

      The CERES Principles and the CERES Report have already been adopted by leading firms in various industries: Arizona Public Service, Bank America, BankBoston, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Northeast Utilities, Pennsylvania Power and Light, Polaroid, and Sun Company.

      We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment; 10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report forms are obtainable from CERES, 11 Arlington Street, Boston, Massachusetts 02116, (617) 247-0700/www.ceres.org).

      RESOLVED: Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.”

      The following constitutes the supporting statement of the stockholders intending to present the foregoing proposal:

      “Recent studies show that the integration of environmental commitment into business operations provides competitive advantage and improves long-term financial performance for companies. In addition, the depth of a firm’s environmental commitment and the quality with which it manages its environmental performance provide us with indicators of prudent foresight exercised by management.

      Given investors’ needs for credible information about a firm’s environmental performance, and given the number of companies that have already endorsed the CERES Principles and adopted its report format, it is a reasonable, widely accepted step for a company to endorse those Principles if it wishes to demonstrate its seriousness about superior environmental performance.

      Your vote FOR this resolution serves the best interests of our Company and its shareholders.”

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

      The Company has formally recognized the importance of environmental concerns in its policy statement in which it pledges to working towards the elimination or reduction of hazards to safety, health and the environment. In addition, in the Company’s Standards of Business Conduct (“SBC”), the Company mandates that all operations strictly comply with all environmental laws or regulations. In the SBC, the Company also encourages operations to reduce waste, pollution and energy consumption.

      Pursuant to these policies, the Company conducts periodic audits of its operating units to assess their environmental compliance efforts and has a mandatory implementation program to correct any deviations. The Company believes that such audits are an effective way to identify and correct potential environmental problems.

      The Company is already subject to extensive environmental regulation and disclosure requirements in the jurisdictions in which it conducts its businesses.

      Since many of the topics covered by the stockholder proposal are already included in extensive reports that the Company is required to prepare under Federal and state law, the proposal would simply burden the Company with additional reporting obligations and associated costs in connection with a mandatory annual CERES Report. The Company also believes that endorsing the CERES Principles may impose unnecessary costs on the Company by obligating it to pay an annual fee to CERES of up to $25,000. The Company also notes that substantially the same shareholder proposal was submitted in each of the last 2 years by Catholic Healthcare West, and that it failed to receive stockholder approval at each of the last two Annual Meetings.

      The Board of Directors unanimously recommends a vote “AGAINST” the adoption of this stockholder proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” the proposal unless stockholders otherwise specify to the contrary on their proxies. Approval of this Item 4 requires that the votes cast in favor of the matter exceed the votes cast opposing the matter. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes “cast” for purposes of determining whether this Item 4 is approved.

OTHER INFORMATION

Expenses of Proxy Solicitation

      Dana will pay the cost of soliciting proxies for the Annual Meeting. The Company’s directors, officers and employees may solicit proxies by telephone, facsimile, telegram or personal interview. Dana has also engaged D. F. King & Co., Inc., a professional proxy solicitation firm, to provide customary solicitation services for a fee of $11,500, plus expenses. Upon request, Dana will pay the reasonable expenses of brokers, dealers, banks, voting trustees, and their nominees who are holders of record of Common Stock on the record date, for completing the mailing of the Annual Report, this Notice of Meeting and Proxy Statement, and the enclosed proxy to the beneficial owners of such shares.

Voting of Proxies

      All shares of Common Stock represented by properly executed and delivered proxies will be voted in accordance with the directions of the stockholders giving the proxies. If no directions are given, such proxies will be voted FOR the election of the director-nominees named in this Proxy Statement, FOR the 1997 Stock Option Plan amendment, FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s accountants, and AGAINST the stockholders’ proposal on the CERES Principles. If any named director-nominee becomes unavailable for election for any presently unforeseen reason, the proxies will be voted for any substitute nominee who is recommended by the Board.

Stockholder Proposals

      Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2002 Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if they are received by the Secretary of the Company on or before November 2, 2001. In connection with the 2002 Annual Meeting, in order for proposals of shareholders made outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary not later than January 4, 2002. Proposals and notices of intention to present proposals at the 2002 Annual Meeting should be addressed to Michael L. DeBacker, Secretary, Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697.

By Order of the Board of Directors,

Michael L. DeBacker
Secretary

March 2, 2001

      Please vote, either by phone or by signing and returning the enclosed proxy today, to save Dana the expense of additional solicitation.

Exhibit A

AUDIT COMMITTEE CHARTER

Purpose. The Audit Committee shall assist the Board in monitoring the independence and performance of Dana’s internal and independent auditors, the integrity of Dana’s financial statements, and significant issues relating to Dana’s contingent liabilities, taxes, and insurance programs.

Organization. The Committee shall have at least three members, including the Chairman, who are appointed by the Board on the recommendation of the Advisory Committee. The members shall meet the independence and experience requirements of the New York Stock Exchange. The Committee shall hold regular meetings at such dates, times and places as it may determine from time to time.

Responsibilities. The Committee shall have the following responsibilities:

  Independent Auditor

•	To recommend to the Board the appointment of the independent auditor, to evaluate the performance of the firm with the Board, and, if deemed appropriate by the Committee, to recommend that the Board replace the firm. The independent auditor shall be responsible ultimately to the Committee and the Board.

•	To approve the audit services to be provided by the independent auditor and the fees to be paid for those services.

•	To receive from the independent auditor periodic written reports, consistent with Independence Standards Board Standard No. 1, regarding relationships between the firm and its related entities and Dana and the firm’s independence, to discuss such reports with the firm, and, if deemed appropriate by the Committee, to recommend that the Board take appropriate action to satisfy itself of the firm’s independence.

  Financial Statements and Internal Controls

•	To review with management and the independent auditor any significant issues with respect to the annual and quarterly financial statements prior to the earnings releases.

•	To review with the independent auditor and senior internal auditing executive the planning and staffing of the annual audit.

•	To review with the independent auditor, senior internal auditing executive, and management the annual audited financial statements (including any major issues regarding accounting and auditing principles and practices, any significant financial reporting issues, and the adequacy of internal controls that could significantly affect the financial statements), any recommendations by the independent auditor relating to the financial statements, and management’s responses to such recommendations.

•	To review with the independent auditor any problems or difficulties encountered in the course of the annual audit, including any restrictions on the scope of activities or access to required information and any changes required in the planned scope of the audit.

•	To review with the independent auditor, internal auditors, and management any major changes to Dana’s auditing and accounting principles and practices.

•	To review significant issues relating to Dana’s contingent liabilities, taxes, and insurance programs.

•	To discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the annual audit.

•	To review the appointment and replacement of Dana’s senior internal auditing executive.

A-1

•	To review with the independent auditor, senior internal auditing executive, and management any significant findings apart from the annual audit.

•	To obtain from the independent auditor assurances that Section 10A of the Securities Exchange Act relating to possible illegal acts affecting the financial statements has not been invoked.

  General

•	To meet at least annually with management, the senior internal auditing executive, and the independent auditor in separate executive sessions.

•	To prepare the report required by the rules of the Securities and Exchange Commission to be included in Dana’s annual proxy statement.

•	To review and reassess the adequacy of this Charter annually and to recommend any proposed changes to the Board for approval.

•	To report its activities to the Board regularly.

Compliance. The Committee shall assist the Board as requested in monitoring Dana’s compliance with applicable laws and regulations and with Dana’s Standards of Business Conduct. The General Counsel shall review with management and the Board legal matters that may have a material impact on Dana’s financial condition or compliance policies and material reports or inquiries received from regulators or governmental agencies.

Authority. The Committee may retain special accounting, legal or other consultants to advise it and may request any officer or employee of Dana, the independent auditor, or Dana’s outside counsel to attend any Committee meeting or to meet with any of the Committee’s members or consultants. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, determine that Dana’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, conduct investigations, or resolve any disagreements between management and the independent auditor.

A-2

Exhibit B

2/12/01

FIRST AMENDMENT TO

THE AMENDED AND RESTATED
DANA CORPORATION
1997 STOCK OPTION PLAN

      In order to continue to give the Board of Directors of the Company (“Board”) flexibility to accomplish its compensation objectives, the Board has adopted on February 12, 2001, and is submitting to shareholders for approval, the following amendment to the Dana Corporation 1997 Stock Option Plan (“Plan”) that would authorize 5,000,000 additional shares of Dana common stock for grant under the Plan:

1.  Section 4 of the Plan is amended to read in its entirety as follows:

SECTION 4. Shares Reserved for the Plan. The total number of shares of Stock authorized for issue under the Plan is 23,850,000 (including 19,200,000 shares previously authorized less 350,000 of such shares which were subsequently reallocated for distribution under the Company’s Additional Compensation Plan, plus the 5,000,000 additional shares authorized hereby). Such number of shares is subject to adjustment upon changes in capitalization, as provided in Section 13 hereof. Upon the expiration or termination (in whole or in part) of unexercised options or stock appreciation rights, shares of Stock subject thereto shall again be available for the grant of options to purchase or the issuance of stock appreciation rights under the Plan.

B-1

X    Please mark
your votes as
indicated in
this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSALS IN ITEMS 2 AND 3.

		FOR	WITHHELD
		ALL	FOR ALL
1. ELECTION OF DIRECTORS:

01 B.F. BAILAR	02 A.C. BAILLIE

03 E.M. CARPENTER	04 E. CLARK

05 G.H. HINER	06 J.M. MAGLIOCHETTI

07 M.R. MARKS	08 R.B. PRIORY

09 F.M. SENDEROS

	FOR	AGAINST	ABSTAIN
2. TO APPROVE AN AMENDMENT TO THE 1997 STOCK OPTION PLAN

3. TO RATIFY PRICEWATERHOUSECOOPERS AS THE COMPANY’S ACCOUNTANTS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 4.

4. TO ADOPT THE CERES PRINCIPLES FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE HIS OR HER NAME ON THIS LINE:

_______________________________________________________________________________

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS. ____________________________________________________________________________________________

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

_______________________________________________________________________________

Signature_____________	Signature, if Jointly Held___________	Date	______________

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title

FOLD AND DETACH HERE

VOTE BY TELEPHONE

QUICK *** EASY *** IMMEDIATE

Available to stockholders in the United States and Canada.
All other stockholders must vote by returning their proxy cards.

1.	Dial 1-800-840-1208 as shown in the lower left-hand corner of this form.

2.	When prompted, enter the Control Number located in the box in the lower right-hand corner of this form.

3.	Vote your shares as follows:

Option #1:	To vote as the Board of Directors recommends on ALL proposals, Press 1. When asked, please confirm your vote by pressing 1.

Option #2:	If you choose to vote on each proposal separately, Press 0. You will hear these instructions:

Proposal 1: To vote FOR ALL nominees, Press 1. To WITHHOLD FOR ALL nominees, Press 9. To withhold FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.

Proposal 2: To vote FOR, Press 1; AGAINST, Press 9; ABSTAIN, Press 0.

The Instructions are the same for all remaining proposals.

When asked, please confirm your vote by pressing 1.

PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTED BY PHONE

Call ** Toll Free ** On a Touch Tone Telephone

1-800-840-1208 ANYTIME
There is NO CHARGE to you for this call

P R O X Y

DANA CORPORATION

Annual Meeting of Stockholders to be held on April 4, 2001
Proxy Solicited by the Board of Directors

Michael L. DeBacker, Mark A. Smith, Jr., M. Jean Hardman, Pamela W. Fletcher, Allen C. Goolsby, III and Louanna O. Heuhsen, or any of them, the action of a majority of them voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of substitution, to vote as indicated on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of Stockholders, to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 4, 2001, at 10:00 a.m. (local time), and at any adjournments or postponements.

For those participants who hold accounts with Common Stock through the Dana Corporation Amended and Restated Employees’ Stock Purchase Plan: The undersigned instructs The Fifth Third Bank, as Custodian and/or Trustee for the Plan, to vote all shares or fractions of shares credited to the undersigned’s account as of the latest available processing date on or before February 16, 2001, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Custodian and/or Trustee in its sole and absolute discretion.

This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment or postponement thereof.

To follow the Board of Directors’ recommendations, sign, date and mail this proxy in the enclosed return envelope, or vote by telephone (see instructions on reverse side).

(Continued and to be marked, dated and signed, on the other side)

-----------------------------------------------------------------------------------------------------------------------------

FOLD AND DETACH HERE

DANA CORPORATION
P.O. Box 1000
Toledo, Ohio 43697

YOUR VOTE IS IMPORTANT!

You can vote in one of two ways:

1.	Call toll free 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. Available to stockholders in the United States and Canada only. All other stockholders must vote by returning their proxy cards.

or

2.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Your prompt response will assure a quorum at the Annual Meeting and save Dana the expense of further solicitation of proxies.

Michael L. DeBacker
Secretary